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                                                                Exhibit 10(v)
19200/0022

                 LIZ CLAIBORNE Section 162(m) CASH BONUS PLAN


I.      Definitions.

        The following terms have the meanings indicated unless a different meaning is clearly required by the context.

        1.1 "Board of Directors" means the board of directors of the Company.

        1.2     "Code" means the Internal Revenue Code of 1986, as amended.

        1.3 "Committee" means the Compensation Committee of the Board of Directors or a subcommittee thereof.

        1.4     "Company" means Liz Claiborne, Inc.

        1.5 "Executive Officer" has the meaning set forth in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.

        1.6 "Participant" means an individual who participates in the Plan pursuant to Section 3.1.


II.     Purpose.

        The purpose of the Plan is to provide performance incentives to certain executives who are "covered employees" within the


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meaning of Section 162(m) of the Code while securing, to the extent practicable, a tax deduction by the Company for payments of incentive compensation to such executives.

III.  Participation.

        3.1 An individual shall be a Participant in the Plan for a fiscal year of the Company if he or she (a) is an Executive Officer of the Company on the first day of such year or becomes an Executive Officer during such year by virtue of being hired or promoted and (b) has a base salary in excess of $500,000 per year or is reasonably expected by the Committee to have compensation for such year in excess of $1 million; provided, however, that if the Committee determines, in its discretion, prior to the ninety first day
(91st) day of such fiscal year, that it would be in the best interests of the Company and its shareholders for one or more otherwise eligible Executive Officers not to be a Participant for such year, such person shall not be a Participant for such year and the Committee may establish alternative incentive compensation arrangements for such person.

        3.2 An individual who is a Participant in the Plan for a fiscal year shall not participate for such year in the Company's regular annual bonus program.








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IV.     Performance Goals.

        4.1 Prior to the ninety first (91st) day of each fiscal year of the Company, the Committee shall set one or more objective performance goals for each Participant for such year. Such goals shall be expressed in terms of (a) one or more corporate or divisional earnings-based measures (which may be based on net income, operating income, cash flows, or any combination thereof) and/or
(b) one or more corporate or divisional sales-based measures. Each such goal may be expresed on an absolute and/or relative basis, may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, shareholders' equity and shares outstanding.

        4.2 The measures used in performance goals set under the Plan shall be determined in accordance with generally accepted account principles ("GAAP") and in a manner consistent with the methods used in the Company's regular reports on Forms 10-K and 10-Q, without regard to changes in accounting principles or to extraordinary items as determined by the Company's independent public accountants in accordance with GAAP.

V.      Bonus Awards
        5.1 At the time that annual performance goals are set for Participants, the Committee shall establish a bonus opportunity






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for each Participant for the year that is related to the Participant's base salary at the start of the year by a formula that takes account of the degree of achievement of the goals set for the Participant; provided, however, that the Committee shall have absolute discretion to reduce the actual bonus payment that would otherwise be payable to any Participant on the basis of achievement of performance goals.

        5.2 The annual bonus opportunity for a Participant shall in no event exceed $1.5 million.

        5.3 Bonuses determined under the Plan shall be paid to Participants in cash at such time as bonuses are generally paid to other Executive Officers; provided, however, that no such payment shall be made until the Committee has certified (in the manner prescribed under applicable regulations) that the performance goals and any other material terms related to the award were in fact satisfied.

        5.4 In the event of the death, disability, or retirement of a Participant during a fiscal year, the Committee shall, in its discretion, have the power to award to such Participant an equitably prorated portion of the bonus which otherwise would have been earned by such Participant.




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VI.  Administrative Provisions.

        6.1 The Plan shall be administered by the Committee, which shall be comprised solely of two or more members of the Board of Directors who satisfy the requirements set forth in applicable regulations under Section 162(m) of the Code.

        6.2 The Plan was adopted by the Board of Directors on March 9, 1994, subject to shareholder approval, and shall take effect beginning with the fiscal year of the Company that starts January 1, 1995. No payments shall be made under the Plan prior to the time such approval is obtained in accordance with applicable law. The Board of Directors may at any time amend the Plan in any fashion or terminate the Plan.

        6.3 The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of choice of laws.







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